Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Stock Incentive Plan of ExpressJet Holdings, Inc. of our reports dated February 27, 2009, with respect to the consolidated financial statements and schedule of ExpressJet Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of ExpressJet Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP Ernst & Young LLP
Houston, Texas
May 21, 2009